CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$33,060

Pricing Supplement Dated January 4, 2023	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 1, 2021 and	Registration No. 333-260663
Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP #69371RS31

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ J.P. Morgan Securities LLC

☒ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☐ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☐ RBC Capital Markets, LLC

☒ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☒ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

acting as    ☒  principal    ☐  agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.832% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: January 10, 2023 (T+4)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: January 10, 2028

Net Proceeds to Company: $298,446,000	Interest Payment Dates: Semi-annually on each January 10 and July 10, commencing July 10, 2023 Record Dates: December 27 and June 26 preceding the applicable Interest Payment Date

Interest Rate: 4.600% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form:    ☒  Book-Entry    ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about January 10, 2023.

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$63,000,000
BofA Securities, Inc.	Bookrunner	$63,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$63,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$63,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Scotia Capital (USA) Inc.	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$24,000,000

Total		$300,000,000

Other Provisions:

N/A